Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm



We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated January 16, 2008, on the financial statements and financial highlights of Pioneer Select Growth Fund included in the Annual Report to the Shareowners for the year ended November 30, 2007 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, No. 333-109901) of Pioneer Select Growth Fund.


                                                       /s/ ERNST & YOUNG LLP


Boston, Massachusetts
March 24, 2008